Exhibit 10.10

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of September 17, 2019, by and among HOSPITALITY PROPERTIES TRUST, a real estate investment trust formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders, the Administrative Agent and certain other parties have entered into that certain Second Amended and Restated Credit Agreement dated as of May 10, 2018 (as amended and as in effect immediately prior to the effectiveness of this Amendment, the “Credit Agreement”); and

WHEREAS, as permitted by Section 12.6. of the Credit Agreement, the parties hereto desire to amend the Credit Agreement subject to the terms and conditions of this Amendment (the Credit Agreement as so amended, the “Amended Credit Agreement”);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Upon the effectiveness of this Amendment, the parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is hereby amended by adding the following new defined terms to Section 1.1. thereof in the appropriate alphabetical order:

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Capital Expenditure Reserves” means, with respect to a Net Lease Retail Property and for a given period, an amount equal to (a) the aggregate rentable square footage of all completed space of such Property, times (b) $0.10, times (c) the number of days in such period, divided by (d) 365; provided, however that no Capital Expenditure Reserves shall be required with respect to any portion of a Property which is leased to a third party obligated under such lease to pay all capital expenditures with respect to such portion of such Property.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a

“covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“First Amendment Date” means September 17, 2019.

“Net Lease Retail Property” means an income producing Property (a) the improvements on which consist of service-oriented retail property, together with any incidental improvements on such Property operated in connection therewith and (b) that is leased to a commercial tenant pursuant to a Triple Net Lease.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(b)The Credit Agreement is hereby amended by restating each of the following definitions in Section 1.1. thereof in its entirety as follows:

“Adjusted EBITDA” means, with respect to a Person for a given period, such Person’s EBITDA for such period determined on a consolidated basis less the sum, without duplication, of (a) any FF&E Reserves to the extent included in EBITDA, (b) the excess, if any, with respect to each Hotel or Hotel Pool (as applicable) of such Person, of (i) 4.0% of total gross room revenues of such Hotel or Hotel Pool for such period over (ii) the FF&E Reserve actually funded during such period or prefunded for such period by the Operator or the Borrower or its Subsidiaries with respect to such Hotel or Hotel Pool pursuant to the applicable Lease, Management Agreement or any related Ancillary Agreement, (c) the excess, if any, with respect to each Travel Center of such Person, of (i) $150,000 per annum for such Travel Center (such amount to be appropriately adjusted if such period is not a year in duration) over (ii) the FF&E Reserve actually funded or prefunded by the Operator or the Borrower during such period with respect to such Property pursuant to the applicable Lease or any related Ancillary Agreement, (d) Capital Expenditure Reserves for such period and (e) to the extent included in EBITDA, replacement reserves for any Other Properties.

“Capitalization Rate” means (a) 7.25% for Hotels located in central business districts of New York, New York, Washington D.C., Chicago, Illinois, Boston, Massachusetts, San Francisco, California, Los Angeles, California, Seattle, Washington, Miami, Florida and San Diego, California, (b) 8.00% for all other Hotels, (c) 7.50% for Net Lease Retail Properties and (d) 8.75% for Travel Centers and Other Properties.

“Other Property” means an income producing Property (a) that is not a Hotel, Travel Center or Net Lease Retail Property, (b) the improvements on which consist of industrial developments, office space and other commercial developments (but excluding residential developments), together with any incidental improvements on such Property operated in connection therewith and (c) that is leased to a commercial tenant pursuant to a Triple Net Lease.

“Total Asset Value” means, on any date of determination, the sum of the following (without duplication) of the Borrower and its Subsidiaries for the four fiscal quarters most recently ended: (a)(i) with respect to all Properties owned (or leased pursuant to a Ground Lease) by the Borrower or any Subsidiary for one or more fiscal quarters, Adjusted EBITDA attributable to such Properties for such period divided by (ii) the applicable Capitalization Rate; (b) the purchase price paid for any Property acquired during such period (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements but including amounts retained as Operator Deposits and prior to allocations of property purchase prices pursuant to FASB ASC 805 and the like); provided that (x) once any such Property is included in the determination of Total Asset Value pursuant to the preceding clause (a) it may not thereafter be included under this clause (b) and (y) any Property the value of which was determined under clause (a) of this definition in the Existing Credit Agreement may not be valued under this clause (b); (c) the value of the Borrower’s equity Investments in RMR Inc. as of the end of such period, such value determined at Fair Market Value; (d) all cash and cash equivalents as of the end of such period; (e) accounts receivable that are not (i) owing in excess of 90 days as of the end of such period or (ii) being contested in writing by the obligor in respect thereof (in which case only such portion being contested shall be excluded from Total Asset Value); (f) prepaid taxes and operating expenses as of the end of such period; (g) the book value of all Developable Property and Assets Under Development as of the end of such period; (h) the book value of all other tangible assets (excluding land or other real property) as of the end of such period; (i) the book value of all Mortgage Notes as of the end of such period; and (j) the Borrower’s Ownership Share of the preceding items (other than those referred to in clause (c)) of any Unconsolidated Affiliate of the Borrower. For purposes of determining Total Asset Value, to the extent the amount of Total Asset Value attributable to (v) Unconsolidated Affiliates would exceed 10.0% of Total Asset Value, (w) Assets Under Development (determined as the aggregate Construction Budget for all such Assets Under Development) would exceed 15.0% of Total Asset Value, (x) Properties subject to a ground lease would exceed 15.0% of Total Asset Value, (y) Mortgage Receivables would exceed 5.0% of Total Asset Value and (z) Unimproved Land would exceed 5.0% of Total Asset Value, in each case, such excess shall be excluded. For purposes of determining Total Asset Value, to the extent the aggregate value of the items described in the immediately preceding clauses (v), (w), (x), (y) and (z) would account for more than 30% of Total Asset Value, such excess shall be excluded. To the extent that the value of the Borrower’s equity Investments in RMR Inc. would in the aggregate account for more than 3.0% of Total Asset Value, such excess shall be excluded. Notwithstanding the foregoing, for purposes of determining Total Asset Value at any time, (i) the Borrower may, in addition to the Properties referred to in the immediately preceding clause (b), include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements at the time of such determination, but including amounts retained as Operator Deposits and prior to allocations of property purchase prices pursuant to FASB ASC 805 and the like, each at the time of such determination); provided, that if the Borrower elects to include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination as permitted by this clause (i), then the Borrower must exclude from the determination of Total Asset Value the Adjusted EBITDA, the purchase price or the book value, as applicable, of any Property disposed of by the Borrower during such period and (ii) for purposes of the immediately preceding clause (d), the amount of cash and cash equivalents shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

“Unencumbered Asset” means each Property, whether Hotel, Travel Center, Net Lease Retail Property or Other Property, that satisfies all of the following requirements: (a) such Property is (i) owned in fee simple solely by the Borrower or a Wholly Owned Subsidiary or (ii) leased solely by the Borrower or a Wholly Owned Subsidiary pursuant to a Ground Lease; (b) such Property is not an Asset Under Development and is in service; (c) neither such Property, nor any interest of the Borrower or such Wholly Owned Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) and (e) through (j) of the definition thereof) or to any Negative Pledge, other than Negative Pledges permitted pursuant to Section 9.2.(b)(iii) and Section 9.2.(b)(iv); (d) neither such Property, nor if such Property is owned or leased by a Subsidiary, any of the Borrower's direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (j) of the definition thereof) or (ii) any Negative Pledge, other than Negative Pledges permitted pursuant to Section 9.2.(b)(iii) and Section 9.2.(b)(iv); (e) if such Property is owned or leased by a Subsidiary, such Subsidiary has not directly or indirectly guarantied or assumed liability for any Indebtedness of any Subsidiary except lessee deposits for which a Subsidiary is responsible; (f) such Property is free of structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; (g) such Property shall be subject to agreements containing terms and conditions which provide the Borrower or a Subsidiary with substantially the same benefits and risks as Operating Agreements and Ancillary Agreements of Unencumbered Assets as of the Agreement Date, or otherwise on commercially reasonable terms and conditions; (h) the lessee or operator is not more than 60 days past due with respect to any payment obligations under any Lease or Operating Agreement for such Property (after taking into account application of any security deposit); and (i) such Property (i) has been designated by the Borrower as an “Unencumbered Asset” on Item 6.1.(z) of the Borrower Letter or on an Unencumbered Asset Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 8.3. and (ii) has not been removed voluntarily by the Borrower from “Unencumbered Assets”. Notwithstanding the immediately preceding sentence, a Property owned by a Foreign Subsidiary that is a Wholly Owned Subsidiary will be considered to be an Unencumbered Asset so long as: (1) such Property is (i) owned in fee simple (or the legal equivalent in the jurisdiction where such Property is located) by such Foreign Subsidiary or (ii) leased solely by such Foreign Subsidiary pursuant to a long-term lease having terms and conditions reasonably acceptable to the Administrative Agent; (2) all of the issued and outstanding Equity Interests of such Foreign Subsidiary are legally and beneficially owned by one or more of the Borrower and Wholly Owned Subsidiaries; (3) such Foreign Subsidiary has no Indebtedness other than (x) Nonrecourse Indebtedness and (y) other Indebtedness in an aggregate outstanding principal amount of less than 2.0% of the value of the assets of such Foreign Subsidiary (such value to be determined in a manner consistent with the definition of Total Asset Value or, if not contemplated under the definition of Total Asset Value, in a manner acceptable to the Administrative Agent); (4) neither such Property, nor any interest of such Foreign Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (j) of the definition thereof) or to any Negative Pledge, other than Negative Pledges permitted pursuant to Section 9.2.(b)(iii) and Section 9.2.(b)(iv); and (5) such Property satisfies the requirements set forth in the immediately preceding clauses (b), (c), (d), (e), (f), (g), (h) and (i).

“Unencumbered Asset Value” means, on any date of determination, the sum of: (a) unrestricted cash of the Borrower and its Subsidiaries; (b)(i) Adjusted EBITDA for the four fiscal quarters most recently ended attributable to Unencumbered Assets owned or leased by the Borrower or any Subsidiary for one or more fiscal quarters of the Borrower divided by (ii) the applicable Capitalization Rate; (c) the purchase price paid for any Unencumbered Asset acquired during such period (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); provided that (x) once any such Unencumbered Asset is included in the determination of Unencumbered Asset Value pursuant to the preceding clause (b) it may not thereafter be included under this clause (c) and (y) any Unencumbered Asset the value of which was determined under clause (b) of this definition in the Existing Credit Agreement may not be valued under this clause (c); (d) the book value of all Unencumbered Mortgage Notes of the Borrower and its Subsidiaries (excluding any Unencumbered Mortgage Note (i) where the obligor is more than 30 days past due with respect to any payment obligation or (ii) secured by a Non-Domestic Property); and (e) the value of the Equity Interests in RMR Inc. owned by the Borrower, such value determined at Fair Market Value, so long as such Equity Interests are not subject to any Liens (other than Permitted Liens of the types described in clauses (a) through (c) or clauses (e) through (j) of the definition thereof) or to any Negative Pledge (other than certain Negative Pledges permitted under clause (iv) of Section 9.2(b)). To the extent that (w) the sum of the book value of Unencumbered Mortgage Notes would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (x) Properties leased by the Borrower or a Wholly Owned Subsidiary pursuant to a Ground Lease having a remaining term of less than 30 years (taking into account extensions which may be effected by the lessee without the consent of the lessor) would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded; (y) Non-Domestic Properties would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded; and (z) Other Properties would, in the aggregate, account for more than 20.0% of Unencumbered Asset Value, such excess shall be excluded. In addition, to the extent that the value of the Equity Interests of RMR Inc. owned by the Borrower would in the aggregate account for more than 3.0% of Unencumbered Asset Value, such excess shall be excluded. If an Unencumbered Asset or Unencumbered Mortgage Note is not owned as of the last day of a quarter then such asset shall be excluded from the foregoing calculations. Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value at any time, (i) the Borrower may, in addition to the Unencumbered Assets referred to in the immediately preceding clause (c), include the purchase price paid for any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any such amounts paid during such period as a purchase price adjustment or held in escrow at the time of such determination, retained as a contingency reserve at the time of such determination, or subject to other similar arrangements, each at the time of such determination); provided, that if the Borrower elects to include the purchase price paid for any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination as permitted by this clause (i), then the Borrower must exclude from the determination of Unencumbered Asset Value Adjusted EBITDA or the purchase price, as applicable, of any Unencumbered Asset disposed of by the Borrower during such period and (ii) for purposes of the immediately preceding clause (a), the amount of unrestricted cash shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

(c)     The Credit Agreement is hereby amended by restating Section 6.1.(u) thereof in its entirety to read as follows:

(u)    Business. As of the Agreement Date, the Borrower and its Subsidiaries are engaged substantially in the business of the acquisition, financing, ownership, development, leasing and tenancy (through TRSs) of lodging, service-oriented retail and travel related properties and other businesses activities incidental thereto.

(d)    The Credit Agreement is hereby amended by adding the following Section 6.1.(bb) to read as follows:

(bb)    Beneficial Ownership Certification. As of the First Amendment Date, all information included in the Beneficial Ownership Certification is true and correct to the knowledge of the officer of the Borrower that executes such certification.

(e)    The Credit Agreement is hereby amended by adding the following sentence to the end of Section 7.2. thereof:

The Borrower will (a) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

(f)    The Credit Agreement is hereby amended by restating Section 9.1.(b) to read as follows:

(b)    Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted EBITDA for the fiscal quarter of the Borrower most recently ending and the three immediately preceding fiscal quarters to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

(g)    The Credit Agreement is hereby amended by restating Section 9.1.(e) to read as follows:

(e)    Unencumbered Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) Unencumbered EBITDA for the fiscal quarter of the Borrower most recently ending and the three immediately preceding fiscal quarters to (ii) Unsecured Debt Service for such period, to be less than 1.75 to 1.00 at any time.

(h)    The Credit Agreement is hereby amended by restating Section 10.1.(d)(ii) and Section 10.1.(d)(iii) to read as follows:

(ii)    (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (other than as a result of customary non‑default mandatory prepayment requirements associated with asset sales, casualty events or debt or equity issuances); or

(iii)    Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (other than as a result of customary non‑default mandatory prepayment requirements associated with asset sales, casualty events or debt or equity issuances).

(i)    The Credit Agreement is hereby amended by replacing the word “powers” with “Powers” in the first sentence of Section 12.21.

(j)     The Credit Agreement is hereby amended by adding the following Section 12.22. to read as follows:

Section 12.22. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to the truth and accuracy of the representations set forth in Section 3 below and receipt by the Administrative Agent of the following, each of which shall be in form and substance satisfactory to the Administrative Agent;

(a)    A counterpart of this Amendment duly executed by the Borrower, the Administrative Agent and the Requisite Lenders;

(b)    A certificate of the Borrower’s chief executive officer, chief legal officer, chief financial officer or chief accounting officer certifying as of the date hereof, and after giving effect to the transactions hereby, that (i) no Default or Event of Default shall be in existence and (ii) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement;

(c)    Evidence that all fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders in connection with this Amendment have been paid;

(d)    Each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or Subsidiary, in each case, at least five (5) Business Days prior to the First Amendment Date; and

(e)     Such other documents, agreements, instruments, certificates or other confirmations as the Administrative Agent may reasonably request.

Section 3. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)    Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Amended Credit Agreement in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrower and each of this Amendment and the Amended Credit Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)    Compliance with Laws, etc. The execution and delivery by the Borrower of this Amendment and the performance by the Borrower of this Amendment and the Amended Credit Agreement in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Governmental Approval or violate any Applicable Law (including Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower or any other Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any other Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.

(c)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof or will exist immediately after giving effect to this Amendment.

Section 4. Reaffirmation of Representations by Borrower. The Borrower hereby repeats and reaffirms all representations and warranties made by the Borrower and the other Loan Parties to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.

Section 5. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment. This Amendment is a Loan Document.

Section 6. Costs and Expenses. The Borrower shall reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 7. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 9. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendment contained herein shall be deemed to have prospective application only. The Credit Agreement (as amended hereby) is hereby ratified and confirmed in all respects. Nothing in this Amendment shall limit, impair or constitute a waiver of the rights, powers or remedies available to the Administrative Agent or the Lenders under the Credit Agreement (as amended hereby) or any other Loan Document.

Section 10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

Section 11. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Second Amended and Restated Credit Agreement to be executed as of the date first above written.

HOSPITALITY PROPERTIES TRUST

By: /s/ Brian Donley
Name: Brian Donley
Title: Chief Financial Officer and Treasurer

[Signatures Continued on Next Page]

[Signature Page to First Amendment to Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Bank and as a Lender

By: /s/ Anand J. Jobanputra
Name: Anand J. Jobanputra
Title: Senior Vice President
Hospitality Finance Group
Wells Fargo Bank, N.A.